As filed with the Securities and Exchange Commission on August 3, 2007.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GRAHAM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	16-1194720
(State or other jurisdiction of	(I.R.S Employer Identification No.)
incorporation or organization)

20 Florence Avenue
Batavia, New York	14020
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated
2000 Graham Corporation Incentive Plan to Increase Shareholder Value
(Full title of the plan)
James R. Lines
President and Chief Operating Officer
Graham Corporation
20 Florence Avenue
Batavia, New York 14020
(Name and address of agent for service)
(585) 343-2216
(Telephone number, including area code, of agent for service)
With a copy to:
Daniel R. Kinel, Esq.
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
(585) 232-6500
Fax: (585) 232-2152
CALCULATION OF REGISTRATION FEE

Title Of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, $0.10 par value	250,000 shares	$35.10	$8,775,000	$269.39

(1)	Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional shares of Common Stock as may become issuable pursuant to stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low prices reported on the American Stock Exchange on August 1, 2007.

EXPLANATORY NOTE
     Graham Corporation (the “Company”) previously registered 150,000 shares of common stock, $0.10 par value per share (“Common Stock”) of the Company, available for the grant of awards under the 2000 Graham Corporation Incentive Plan to Increase Shareholder Value (the “Original Plan”). The registration of such shares of Common Stock was filed on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 9, 2004 (Registration No. 333-113426) (the “Initial Registration Statement”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”).
     On March 31, 2004, the Company filed Post-Effective Amendment No. 1 to the Initial Registration Statement to include a reoffer prospectus to be used by directors and officers of the Company.
     The Company declared a two-for-one stock split of the Common Stock in the nature of a stock dividend, and stockholders received one additional share of Common Stock for every share of Common Stock held on the record date of September 1, 2005, resulting in an additional 150,000 shares of Common Stock being available for grant under the Original Plan. Pursuant to Rule 416(a) under the Securities Act, such additional shares are deemed to be included in the Initial Registration Statement.
     On June 1, 2006, the Company’s Board of Directors adopted an amendment and restatement of the Original Plan, increasing the number of shares of Common Stock available for awards thereunder by 250,000 shares (the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value), subject to stockholder approval. On July 27, 2006, the Company’s stockholders approved the adoption of the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value.
     This Registration Statement is being filed to register the additional 250,000 shares of Common Stock available for grant under the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value. This Registration Statement also contains a reoffer prospectus meeting the requirements of Part I of Form S-3. The reoffer prospectus relates solely to reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 2,016 shares of restricted stock that were issued by the Company to the selling stockholders listed in the resale prospectus under the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value prior to the filing of this Registration Statement.

ii

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act.
     Such documents are not being filed with the Securities and Exchange Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

iii

PROSPECTUS
GRAHAM CORPORATION
20 Florence Avenue
Batavia, New York 14020
Telephone: (585) 343-2216
Common Stock, $0.10 par value per share
2,016 shares
     This prospectus relates to the disposition, from time to time, of up to 2,016 shares of our common stock by the holders of these shares named in this reoffer prospectus, some of whom may be deemed to be our “affiliates.”
     The shares may be offered directly, through agents on behalf of the selling stockholders and their transferees, or through underwriters or dealers.
     We will not receive any of the proceeds from the sale of the shares. We have agreed to bear the expenses in connection with the registration and sale of the shares, except for selling commissions.
     The selling stockholders propose to sell the shares from time to time in transactions occurring either on or off the American Stock Exchange at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.
     The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of the shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended, and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act of 1933, as amended.
     Our common stock is listed on the American Stock Exchange under the symbol “GHM.” On August 2, 2007, the closing price of our common stock on the American Stock Exchange was $35.49 per share.
     Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 3 of this prospectus to read about risks you should consider before buying our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 3, 2007.

SUMMARY OF THIS OFFERING

Issuer:	Graham Corporation

Securities Offered:	The selling stockholders are offering up to 2,016 shares of our common stock that were granted under the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value.

NASDAQ Symbol:	“GHM”

Securities Outstanding:	As of August 1, 2007, 3,911,990 shares of our common stock were issued and outstanding.

Use of Proceeds:	We will not receive any proceeds from sales of our common stock covered by this prospectus. The selling stockholders will receive all proceeds from sales of common stock covered by this prospectus.

Offering Price:	The offering price for the shares of common stock covered by this prospectus will be determined by the prevailing market price for the shares at the time of their sale or in negotiated transactions.

Risk Factors:	An investment in our common stock is highly speculative. You should read the “Risk Factors” section beginning on page 3 of this prospectus (along with other matters referred to and incorporated by reference in this prospectus) to ensure that you understand the risks associated with a purchase of our common stock.

Terms of Sale:	The terms of sale for the shares of our common stock covered by this prospectus will be determined at the time of their sale.

     As used in this reoffer prospectus, the terms “we,” “us,” and “our” mean Graham Corporation and its subsidiaries, unless otherwise specified.
     We are incorporated under the laws of the state of Delaware. Our executive offices are located at 20 Florence Avenue, Batavia, New York 14020, and our telephone number is: (585) 343-2216.
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS REOFFER PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.
     THESE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.
     YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS REOFFER PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.
RISK FACTORS
     You should carefully consider the risks described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or cause the value of our common stock to drop. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose the value of your investment in our securities.
Risks related to our business
The industries in which we operate are cyclical, and downturns in such industries may adversely affect our operating results.
     Historically, a substantial portion of our revenue has been derived from sales of our products to companies in the chemical, petrochemical, petroleum refining and power generating industries, or to firms that design and construct facilities for these industries. The core industries in which our products are used are, to varying degrees, cyclical and have historically experienced severe downturns. Although we are currently in an upturn of demand for our products in the petrochemical, petroleum refining and power generating industries, a downturn in one or more of these industries could occur at any time. In the event of such a downturn, we have no way of knowing if, when and to what extent there might be a recovery. A deterioration in any of the cyclical industries we serve would harm our business and operating results because our customers would not likely have the resources necessary to purchase our products nor would they likely have the need to build additional facilities or improve existing facilities.
Our international sales operations are subject to uncertainties that could harm our business.
     We believe that revenue from the sale of our products outside the United States will continue to account for a material portion of our total revenue for the foreseeable future. For our fiscal year ended March 31, 2007, our sales to geographic regions were as follows: 50% — United States; 23% — Middle East; 17% — Asia; 4% — Canada; 2% — Mexico and South America; and 4% — various other regions. Our international sales operations are subject to numerous risks, including:

•	it may be difficult to enforce agreements and collect receivables through some foreign legal systems;

•	foreign customers may have longer payment cycles than customers in the United States;

•	tax rates in some foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	general economic and political conditions in the countries where we sell our products may have an adverse effect on our sales in those countries or not be favorable to our growth strategy;

•	foreign governments may adopt regulations or take other actions that could directly or indirectly harm our business and growth strategy; and

•	it may be difficult to enforce intellectual property rights in some foreign countries.
     The occurrence of any one of the above risks could harm our business and results of operations. In addition, we are exposed to the risk of currency fluctuations between the U.S. dollar and the currencies of the countries in which we sell our products to the extent that such sales are not based on U.S. dollars, as we compete for orders against foreign competitors that base their prices on relatively weaker currencies. As such, fluctuations in currency exchange rates, which cause the value of the U.S. dollar to increase, could have an adverse effect on the profitability of our business. While we may enter into currency exchange rate hedges from time to time to mitigate these types of fluctuations, we cannot remove all fluctuations or hedge all exposures and our earnings are impacted by changes in currency exchange rates. At March 31, 2007 and 2006, we held no forward foreign currency exchange contracts.
If we fail to introduce enhancements to our existing products or to keep abreast of technological changes in our markets, our business and results of operations could be adversely affected.
     Although technologies in the vacuum and heat transfer areas are well established, we believe our future success depends in part on our ability to enhance our existing products and develop new products in order to continue to meet customer demands. Our failure to introduce new or enhanced products on a timely and cost-competitive basis, or the development of processes that make our existing technologies or products obsolete, could harm our business and results of operations.
The loss of any of our senior executive officers or our inability to hire additional qualified management personnel could harm our business.
     We are dependent to a large degree on the services of James R. Lines, our president and chief operating officer and J. Ronald Hansen, our vice president of finance and administration and chief financial officer. Our operations may suffer if we were to lose the services of either of our senior executive officers. We maintain key person insurance only on Mr. Lines.
     In addition, competition for qualified management in our industry is intense. Many of the companies with which we compete for management personnel have greater financial and other resources than we do or are located in geographic areas which may be considered by some to be more desirable places to live. If we are not able to retain qualified management personnel or if a significant number of them were to leave our employ, our business could be harmed.

Our business is highly competitive. If we are unable to successfully implement our business strategy, we risk losing market share to current and future competitors.
     Some of our present and potential competitors have or may have substantially greater financial, marketing, technical or manufacturing resources. Our competitors may also be able to respond more quickly to new technologies or processes and changes in customer demands. They may also be able to devote greater resources to the development, promotion and sale of their products than we can. In addition, our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that increase their ability to address the needs of our existing customers. If we cannot compete successfully against current or future competitors, our business will be harmed.
If we are unable to make necessary capital investments or respond to pricing pressures, our business may be harmed.
     In order to remain competitive, we need to invest continuously in research and development, manufacturing, customer service and support, and marketing. From time to time we also have to adjust the prices of our products to remain competitive. We may not have available sufficient financial or other resources to continue to make investments necessary to maintain our competitive position.
If third parties infringe our intellectual property or if we were to infringe the intellectual property of third parties, we may expend significant resources enforcing or defending our rights or suffer competitive injury.
     Our success depends in part on our proprietary technology. We rely on a combination of patent, copyright, trademark, trade secret laws and confidentiality provisions to establish and protect our proprietary rights. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer. We may also be required to spend significant resources to monitor and police our intellectual property rights. Similarly, if we were to infringe on the intellectual property rights of others, our competitive position could suffer. Furthermore, other companies may develop technologies that are similar or superior to our technologies, duplicate or reverse engineer our technologies or design around our patents.
     In some instances, litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products infringe their intellectual property rights. Any litigation or claims brought by or against us, whether with or without merit, could result in substantial costs to us and divert the attention of our management, which could harm our business and results of operations. In addition, any intellectual property litigation or claims against us could result in the loss or compromise of our intellectual property and proprietary rights, subject us to significant liabilities, require us to seek licenses on unfavorable terms, prevent us from manufacturing or selling certain products or require us to redesign certain products, any of which could harm our business and results of operations.
A decrease in supply or increase in cost of the materials used in our products could harm our profitability.
     Any restrictions on the supply or the increase in the cost of the materials used by us in manufacturing our products could significantly reduce our profit margins. Efforts to mitigate restrictions on the supply or price increases of materials by entering into long-term purchase agreements, by implementing productivity improvements or by passing cost increases on to our customers may not be successful. Our profitability depends largely on the price and continuity of supply of the materials used in the manufacture of our products, which in many instances are supplied by a limited number of sources.
If we are unable to effectively outsource a portion of our production during times when we are experiencing strong demand, our results of operations might be adversely affected. In addition, outsourcing may negatively affect our profit margins.
     Part of our business strategy calls for us to increase manufacturing capacity through outsourcing selected fabrication when we are experiencing strong demand for our products. We could experience difficulty in outsourcing if customers demand that our products be manufactured by us exclusively. Furthermore, our ability to effectively outsource production could be adversely affected by limited worldwide manufacturing capacity. If we are unable to effectively outsource our production capacity when circumstances warrant, our results of operations could be adversely affected and we might not be able to deliver products to our customers on a timely basis. In addition, outsourcing to complete our products and services can increase the costs associated with such products and services. If we rely too heavily on outsourcing and are not able to increase our own production capacity during times when there is high demand for our products and services, our gross margins may be negatively affected.
We face potential liability from asbestos exposure and similar claims.
     We are a defendant in several lawsuits alleging illnesses from exposure to asbestos or asbestos-containing products and seeking unspecified compensatory and punitive damages. We cannot predict with certainty the outcome of these lawsuits or whether we could become subject to any similar, related or additional lawsuits in the future. In addition, because some of our products are used in systems that handle toxic or hazardous substances, any failure or alleged failure of our products in the future could result in litigation against us. Any litigation brought against us, whether with or without merit, could result in substantial costs to us as well as divert the attention of our management, which could harm our business and results of operations.
Risks related to operating a subsidiary in China
The operations of our Chinese subsidiary may be adversely affected by China’s evolving economic, political and social conditions.
     The results of operations and future prospects of our Chinese subsidiary are subject to evolving economic, political and social developments in China. In particular, the results of operations of our Chinese subsidiary may be adversely affected by, among other things, changes in China’s political, economic and social conditions, changes in policies of the Chinese government, changes in laws and regulations or in the interpretation of existing laws and regulations, changes in foreign exchange regulations, measures that may be introduced to control inflation, such as interest rate increases, and changes in the rates or methods of taxation.
It may be difficult for our Chinese subsidiary to make dividend or other payments to us, which could adversely affect our results of operations.
     Our ability to receive dividends and payments from, and transfer funds to, our Chinese subsidiary could be subject to restrictions under Chinese laws. Any such restrictions could negatively affect our results of operations and restrict our ability to act quickly in response to changing market conditions.

Intellectual property rights are difficult to enforce in China.
     Chinese commercial law is relatively undeveloped compared to the commercial law in many of our other major markets and limited protection of intellectual property is available in China as a practical matter. Although we intend to take precautions in the operations of our Chinese subsidiary to protect our intellectual property, any local design or manufacture of products that we undertake in China could subject us to an increased risk that unauthorized parties will be able to copy or otherwise obtain or use our intellectual property, which could harm our business. We may also have limited legal recourse in the event we encounter patent or trademark infringers.
Uncertainties with respect to the Chinese legal system may adversely affect the operations of our Chinese subsidiary.
     We conduct our business in China primarily through our wholly-owned Chinese subsidiary. Our Chinese subsidiary is subject to laws and regulations applicable to foreign investment in China. There are uncertainties regarding the interpretation and enforcement of laws, rules and policies in China. The Chinese legal system is based on written statutes, and prior court decisions have limited precedential value. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Moreover, the relative inexperience of China’s judiciary in many cases creates additional uncertainty as to the outcome of any litigation, and the interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Finally, enforcement of existing laws or contracts based on existing law may be uncertain and sporadic. For the preceding reasons, it may be difficult for us to obtain swift and equitable enforcement of laws ostensibly designed to protect companies like ours.
Changes in accounting standards, legal requirements and American Stock Exchange listing standards, or our inability to comply with any existing requirements or standards, could adversely affect our operating results.
     Extensive reforms relating to public company financial reporting, corporate governance and ethics, American Stock Exchange listing standards and oversight of the accounting profession have been implemented over the past several years. Compliance with the new rules, regulations and standards that have resulted from such reforms has increased our accounting and legal costs and has required significant management time and attention. In the event that additional rules, regulations or standards are implemented or any of the existing rules, regulations or standards to which we are subject undergo additional material modification, we could be forced to spend significant financial and management resources to ensure our continued compliance, which could have an adverse effect on our results of operations. In addition, although we believe that we are in full compliance with all such existing rules, regulations and standards, should we be or become unable to comply with any of such rules, regulations and standards, as they presently exist or as they may exist in the future, our results of operations could be adversely effected and the market price of our common stock could decline.
Risks related to the ownership of our common stock
Provisions contained in our certificate of incorporation, bylaws and our stockholder rights plan could impair or delay stockholders’ ability to change our management and could discourage takeover transactions that our stockholders might consider to be in their best interests.
     Provisions of our certificate of incorporation and bylaws, as well as our stockholder rights plan, could impede attempts by our stockholders to remove or replace our management and could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over the market price of our common stock, that our stockholders might consider to be in their best interests. For example:
•	We could issue shares of preferred stock with terms adverse to our common stock. Under our certificate of incorporation, our Board of Directors is authorized to issue shares of preferred stock and to determine the rights, preferences and privileges of such shares without obtaining any further approval from the holders of our common stock. Up to 440,000 of such undesignated shares of preferred stock are presently eligible for issuance. We could issue shares of preferred stock with voting and conversion rights that adversely affect the voting power of the holders of our common stock, or that have the effect of delaying or preventing a change in control of our company.

•	We maintain a stockholder rights, or “poison pill,” plan. Our stockholder rights plan has the effect of discouraging any person or group that wishes to acquire 15% or more of our common stock from doing so without obtaining our agreement because such acquisition would cause such person or group to suffer substantial dilution. Such plan may have the effect of discouraging a change in control transaction that our stockholders would otherwise consider to be in their best interests.

•	Only a minority of our directors may be elected in a given year. Our bylaws provide for a classified Board of Directors, with only approximately one-third of our Board elected each year. This provision makes it more difficult to effect a change of control because at least two annual stockholder meetings are necessary to replace a majority of our directors.

•	Our bylaws contain advance notice requirements. Our bylaws also provide that any stockholder who wishes to bring business before an annual meeting of our stockholders or to nominate candidates for election as directors at an annual meeting of our stockholders must deliver advance notice of their proposals to us before the meeting. Such advance notice provisions may have the effect of making it more difficult to introduce business at stockholder meetings or nominate candidates for election as director.

•	Our certificate of incorporation requires supermajority voting to approve a change of control transaction. Seventy-five percent of our outstanding shares entitled to vote are required to approve any merger, consolidation, sale of all or substantially all of our assets and similar transactions if the other party to such transaction owns 5% or more of our shares entitled to vote. In addition, a majority of the shares entitled to vote not owned by such 5% or greater stockholder are also required to approve any such transaction.

•	Amendments to our certificate of incorporation require supermajority voting. Our certificate of incorporation contains provisions that make its amendment require the affirmative vote of both 75% of our outstanding shares entitled to vote and a majority of the shares entitled to vote not owned by any person who may hold 50% or more of our shares unless the proposed amendment was previously recommended to our stockholders by an affirmative vote of 75% of our Board. This provision makes it more difficult to implement a change to our certificate of incorporation that stockholders might otherwise consider to be in their best interests without approval of our Board.

•	Amendments to our bylaws require supermajority voting. Although our Board of Directors is permitted to amend our bylaws at any time, our stockholders may only amend our bylaws upon the affirmative vote of both 75% of our outstanding shares entitled to vote and a majority of the shares entitled to vote not owned by any person who owns 50% or more of our shares. This provision makes it more difficult for our stockholders to implement a change they may consider to be in their best interests without approval of our Board.
Our stock price may be volatile because of factors beyond our control.
     The market price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:
•	variations in our revenue and operating results from quarter to quarter;

•	developments or downturns in the industries in which we do business;

•	our ability to obtain and/or maintain securities analyst coverage;

•	changes in securities analysts’ recommendations or estimates of our financial performance;

•	changes in market valuations of companies similar to ours;

•	announcements by our competitors of significant contracts, new offerings, acquisitions, commercial relationships, joint ventures or capital commitments; and

•	general economic conditions.
     In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of its merit, could result in substantial costs to us and divert the attention of our management, which in turn could harm our business and results of operations.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Except for historical facts, the statements in this prospectus are forward-looking statements. Forward-looking statements are merely our current predictions of future events. These statements are inherently uncertain, and actual events could differ materially from our predictions. Important factors that could cause actual events to vary from our predictions include those discussed under the heading “Risk Factors.” We assume no obligation to update our forward-looking statements to reflect new information or developments. We urge readers to review carefully the risk factors described in this prospectus and the other documents that we file with the Securities and Exchange Commission. You can read these documents at www.sec.gov.
     We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, or to reflect any events or circumstances after the date of this prospectus or the date of any applicable prospectus supplement. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements made are reasonable, ultimately we may not achieve such plans, fulfill such intentions or meet such expectations.

OUR COMPANY
     We design, manufacture and sell custom-built vacuum and heat transfer equipment to customers worldwide. Our products include steam jet ejector vacuum systems, surface condensers for steam turbines, vacuum pumps and compressors, various types of heat exchangers, including helical coil heat exchangers marketed under the Heliflow® name, and plate and frame exchangers. Our products produce a vacuum, condense steam or transfer heat, or perform a combination of these tasks. Our products are available in a variety of metals and non-metallic corrosion resistant materials.
     Our products are used in a wide range of industrial process applications, including:
•	petroleum refineries;

•	chemical plants;

•	power generation facilities, such as fossil fuel, nuclear, cogeneration and geothermal power plants;

•	pharmaceutical plants;

•	plastics plants;

•	fertilizer plants;

•	liquefied natural gas production facilities;

•	soap manufacturing plants;

•	air conditioning systems;

•	food processing plants; and

•	other process industries.
     We were incorporated in Delaware in 1983 and are the successor to Graham Manufacturing Co., Inc., which was incorporated in 1936. Our principal business location is in Batavia, New York. We also maintain two wholly-owned subsidiaries, Graham Europe Limited in the United Kingdom and, as of May 2006, Graham Vacuum and Heat Transfer Technology (Suzhou) Co., Ltd. in Suzhou, China.
     Our principal customers include large chemical, petrochemical, petroleum refining and power generating industries, which are end users of our products in their manufacturing, refining and power generation processes, large engineering companies that build installations for such companies, and original equipment manufacturers, who combine our products into their equipment prior to its sale to end users.
     Our products are sold using a combination of sales engineers we employ directly, as well as independent sales representatives located worldwide.
USE OF PROCEEDS
     The proceeds from the sale of the shares by the selling stockholders will belong to the selling stockholders. We will not receive any of the proceeds from the sale of the shares.

SELLING STOCKHOLDERS
     The common stock to which this reoffer prospectus relates was granted under the Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value and is being registered for reoffers and resales by the selling stockholders. The selling stockholders may sell all, some or none of such shares of common stock. The selling stockholders may offer the common stock for sale from time to time. See “Plan of Distribution.” The inclusion in the table of the individuals named below will not be deemed to be an admission that any of these individuals are our affiliates.
     The following table provides the names, the relationship with us within the past three years, beneficial ownership of, and the number of shares of common stock which may be sold by, each selling stockholder.

			Amount to be	Amount and nature of
			Offered for	beneficial ownership of
		Total	the Selling	common stock
	Relationship with us	Amount	Stockholder’s	after sale of the securities
Name (1)	within past 3 years	Owned (2)	Account	Number (3)	Percent (4)
J. Ronald Hansen	Vice President – Finance and Administration and Chief Financial Officer	25,860 (5)	920	24,940	*

James R. Lines	President and Chief Operating Officer	11,575 (6)	1,096	10,479	*

*	Less than 1%.

(1)	The address of each of the selling stockholders is c/o Graham Corporation, 20 Florence Avenue, Batavia, New York 14020.

(2)	Each person or entity named in the table has sole voting and investment power with respect to all common stock listed as owned by that person or entity.

(3)	Assuming the sale of all shares registered for the account of the selling stockholders. The selling stockholders may sell all, some or no portion of the common stock registered hereunder.

(4)	Based on 3,911,900 shares of common stock outstanding as of August 1, 2007. Common stock deemed to be beneficially owned by virtue of the right of any person to acquire these shares whether or not exercisable within 60 days of the date of this reoffer prospectus is treated as outstanding only for purposes of determining the percent owned by such person.

(5)	Includes 7,500 shares that Mr. Hansen may acquire within 60 days upon exercise of stock options and 1,440 shares held by the Employee Stock Ownership Plan of Graham Corporation (the “ESOP”) trustee and allocated to Mr. Hansen’s account, as to which Mr. Hansen has sole voting power but no dispositive power, except in limited circumstances.

(6)	Includes 8,250 shares that Mr. Lines may acquire within 60 days upon exercise of stock options and 2,229 shares held by the ESOP trustee and allocated to Mr. Lines’s account, as to which Mr. Lines has sole voting power but no dispositive power, except in limited circumstances.

PLAN OF DISTRIBUTION
     The selling stockholders and any of their pledgees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded. Our common stock is currently quoted on the American Stock Exchange. They may also sell the shares in private transactions in accordance with applicable law. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares of our common stock under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock.
     We will pay certain fees and expenses incurred by us incident to the registration of the shares of our common stock.
EXPERTS
     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
DOCUMENTS INCORPORATED BY REFERENCE
     The following documents, which we have filed with the Securities and Exchange Commission, are incorporated into this prospectus by reference:
•	our annual report on Form 10-K for our fiscal year ended March 31, 2007;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2007;

•	our current reports on Form 8-K filed on June 5, 2007, June 6, 2007, July 27, 2007 and July 30, 2007; and

•	the description of our common stock, par value $0.10 per share, contained in our registration statement on Form 8-A, as amended by Form 8, filed with the Securities and Exchange Commission on March 2, 1990 (SEC File No. 900-70376).
     All other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering shall be deemed to be incorporated by reference herein.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Upon written or oral request, we will provide to each person at no cost, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any of the information that has been incorporated by reference in this prospectus but has not been delivered with it. Requests for any such information should be directed to us at: Graham Corporation, 20 Florence Avenue, Batavia, New York 14020, Attention: Chief Financial Officer or telephone us at 585-343-2216.
ADDITIONAL INFORMATION
     We are a public company, and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of such documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. All reports and other information that we file with the Securities and Exchange Commission are also available to the public from the Securities and Exchange Commission’s web site at www.sec.gov, under our company name or our CIK number: 0000716314.

     We make available through our web site at www.graham-mfg.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file material with, or furnish it to, the Securities and Exchange Commission.
     This prospectus is part of a registration statement on Form S-8 that we have filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information about us, and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits, which may be obtained as described above.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us, we have been informed that it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
               The following documents previously filed with the Securities and Exchange Commission by the Registrant are incorporated herein by reference:
(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

(3)	the Registrant’s Current Reports on Form 8-K filed on June 5, 2007, June 6, 2007, July 27, 2007 and July 30, 2007; and

(4)	the description of the Registrant’s Common Stock, par value $0.10 per share, contained in the Registrant’s Registration Statement on Form 8-A, as amended by Form 8, filed with the Securities and Exchange Commission on March 2, 1990 (SEC File No. 900-70376) and including any other amendments or reports filed for the purpose of updating such description.
               All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
               Not applicable.
Item 5. Interests of Named Experts and Counsel.
               Not applicable.
Item 6. Indemnification of Directors and Officers.
               Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify, subject to the standards set forth therein, any person who is a party to any action in connection with any action, suit, or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving as such with respect to another entity at the request of the corporation. The DGCL also provides that a corporation may purchase insurance on behalf of any such director, officer, employee or agent.

               Section 102(b)(7) of the DGCL enables a corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director’s liability: (1) for any breach of director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.
               Article Fourteenth of the Registrant’s Certificate of Incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the DGCL, a director of the Registrant shall not be liable to the Registrant or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. Article Fourteenth of the Certificate of Incorporation also provides that a director or officer of the Registrant shall be indemnified by the Registrant against any liabilities incurred in his capacity as a director or officer, such indemnification to include payment by the Registrant of expenses incurred in defending a proceeding in advance of its final disposition, to the fullest extent permitted by the DGCL or as may be provided by written agreement with the Registrant. The Certificate of Incorporation also provides that such rights to indemnification shall not be exclusive of any other right which a director or officer may have under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
               The Registrant maintains indemnification agreements with its directors. These agreements provide that the Registrant shall pay on behalf of such directors any amount which any such director becomes legally obligated to pay because of any claim or claims made against him or her or because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which such person commits or suffers while acting in his or her capacity as a director of the Registrant, and solely because of his or her status as a director of the Registrant. The payments which the Registrant is obligated to make under such indemnification agreements include damages, judgments, settlements, and certain costs and expenses (including attorneys’ fees and costs of attachment or similar bonds). Notwithstanding the preceding, among other limitations, the Registrant shall not be obligated to make any indemnification payments in contravention of applicable laws.
               The Registrant also maintains an indemnification agreement with its chief operating officer. This agreement provides that in the event that his employment is terminated for any reason, the Registrant will indemnify him for all acts or omissions and for any suits it has at law or in equity, claims, actions or other proceedings against him initiated either prior to the termination of employment or after such termination which relate to duties performed in good faith by the chief operating officer while employed by the Registrant. The agreement also provides that in the event that the chief operating officer’s employment is terminated, the Registrant will retain him as a named insured under any directors’ and officers’ insurance policies it may have, for acts of the chief operating officer during the time he served as an officer of the Registrant.
               The Registrant provides directors’ and officers’ liability insurance coverage for its directors and officers.
               The effect of the above-described provisions and agreements is to indemnify the directors and certain officers of the Registrant against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant, to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.
               The shares of Common Stock covered by the reoffer prospectus included in this Registration Statement were issued under the Amended and Restated 2000 Corporation Incentive Plan to Increase Shareholder Value. The issuance of these shares was exempt under Section 4(2) of the Securities Act as a sale not involving a public offering.
Item 8. Exhibits.
               See the Exhibit Index, which is incorporated herein by this reference.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batavia, State of New York, on August 3, 2007.

GRAHAM CORPORATION
By:	/s/ James R. Lines
James R. Lines
President and Chief Operating Officer (Principal Executive Officer)

POWER OF ATTORNEY
               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Lines and J. Ronald Hansen, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Lines James R. Lines	President, Chief Operating Officer and Director (Principal Executive Officer)	August 3, 2007

/s/ J. Ronald Hansen J. Ronald Hansen	Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2007

/s/ Helen H. Berkeley Helen H. Berkeley	Director	August 3, 2007

/s/ Jerald D. Bidlack Jerald D. Bidlack	Director	August 3, 2007

/s/ William C. Denninger William C. Denninger	Director	August 3, 2007

Signature	Title	Date

/s/ H. Russel Lemcke H. Russel Lemcke	Director	August 3, 2007

/s/ James J. Malvaso James J. Malvaso	Director	August 3, 2007

/s/ Cornelius S. Van Rees Cornelius S. Van Rees	Director	August 3, 2007

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

4.1	Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-2 (SEC File No. 333-128646) filed on September 28, 2005).

4.2	By-laws, as amended (incorporated herein by reference to Exhibit 3(ii) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004).

4.3	Amended and Restated 2000 Graham Corporation Incentive Plan to Increase Shareholder Value (incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement for its 2006 Annual Meeting of Stockholders).

*5.1	Opinion of Harter Secrest & Emery LLP.

*23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1).

*23.2	Consent of Deloitte & Touche LLP.

*24	Power of Attorney (included in the signature pages to the Registration Statement).

*	Exhibits filed with this Registration Statement.